Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

OXYSURE THERAPEUTICS, INC.

OxySure Therapeutics, Inc. (the “Company”), organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:

FIRST: That the Board of Directors (the “Board”) of the Company adopted a proposed amendment to the Company’s Articles of Incorporation to effect a reverse stock split, declaring said amendment to be advisable.

The proposed amendment reads as follows:

Article IV is hereby amended by adding the following paragraph to the end of Section 4.01:

Upon the effectiveness (the “Effective Time”) of this Certificate of Amendment to the Articles of Incorporation of the Corporation, each share of Common Stock issued and outstanding immediately prior to the Effective Time will be automatically combined and converted into that fraction of a share of Common Stock of the Corporation as has been determined by the board of directors in its sole discretion within the range of 1-for-2 and 1-for-100 shares (the “Reverse Split”). Notwithstanding the foregoing, no fractional shares shall be issued in connection with the Reverse Split. Shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding up of any fractional share interests as described above.

SECOND: That, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of OxySure Therapeutics, Inc. was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of granting the Board of Directors the authority to amend the Articles of Incorporation to provide for a reverse stock split and the Board of Directors subsequently approved a ratio of 1-for-50.

THIRD: That this amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 6th day of April, 2016.

By:	/s/ Julian T. Ross

Name:	Julian T. Ross

Title:	CEO